SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release may be provided to shareholders of Argo Group International Holdings, Ltd.

ARGO GROUP RESPONDS TO VOCE CAPITAL’S INACCURACIES

April 24, 2019

HAMILTON, Bermuda – Argo Group International Holdings, Ltd. (NYSE: ARGO), an international underwriter of specialty insurance and reinsurance, issued the following statement in response to the most recent press release from Voce Capital Management LLC (“Voce”):

“Voce Capital continues to make false and misleading statements about our Company. It is clear that Voce’s intent is to distract investors from our proven track record of delivering value for shareholders.

Like so much of Voce’s poorly researched narrative, this latest representation is simply wrong. The properties identified in Voce’s press release are not corporate housing, but rather part of our investment property portfolio: they are income-producing assets purchased in connection with a Section 1031 like-kind real estate exchange following the sale of a commercial property in California.

Furthermore, Voce raises the same allegations that we addressed in our previous letter to shareholders issued on April 12, 2019. Unlike the suppositions presented by Voce, the Company presented facts which clearly discredit Voce’s allegations. As previously stated, we have spent on average less than a million dollars per year over the past five years for named sponsorships, including those identified in Voce’s April 24, 2019 press release. Additionally, the flight log Voce refers to is for an aircraft that was neither owned by Argo, nor exclusively used by Argo. Lastly, when our executives use corporate aircraft for personal trips, they do so at their own expense.

We are committed to an open and constructive dialogue with all our investors. We are well positioned to deliver substantial and enduring value for our shareholders and look forward to updating them on our first quarter 2019 earnings results call.”

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NYSE: ARGO) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group’s insurance subsidiaries are A. M. Best-rated ‘A’ (Excellent) (third highest rating out of 16 rating classifications) with a stable outlook, and Argo Group’s U.S. insurance subsidiaries are Standard and Poor’s-rated ‘A-‘(Strong) with a positive outlook. More information on Argo Group and its subsidiaries is available at www.argolimited.com.

ADDITIONAL INFORMATION

Argo Group International Holdings, Ltd. (“Argo Group”) has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2019 Annual General Meeting of Shareholders (the “2019 Annual General Meeting”). ARGO GROUP SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Argo Group with the SEC without charge from the SEC’s website at www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Argo Group, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Argo Group’s shareholders in connection with the matters to be considered at the 2019 Annual General Meeting. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Argo Group International Holdings, Ltd.

Media:

David Snowden, 210-321-2104

Senior Vice President, Group Communications

david.snowden@argogroupus.com

or

Investors:

Susan Spivak Bernstein, 212-607-8835

Senior Vice President, Investor Relations

susan.spivak@argolimited.com